Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Barrett Business Services, Inc. 2015 Stock Incentive Plan of our report dated March 16, 2015, relating to the consolidated financial statements of Barrett Business Services, Inc., and the effectiveness of internal control over financial reporting of Barrett Business Services, Inc., appearing in this Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Portland, Oregon
July 1, 2015